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                                                                       Exhibit 5


                                 July 11, 2001




IIG Equity Opportunities Fund, Ltd.
17 State Street
New York, New York 10004

Gentlemen:

     We have acted as counsel to International Fuel Technology, Inc., a Nevada corporation (the "Company"), in connection with the issuance and sale to you of up to 21,430,000 shares of the Company's common stock (the "Common Stock") pursuant to the Securities Purchase Agreement dated as of July 10, 2001 between the Company and you (the "Purchase Agreement"). This letter is being delivered to you pursuant to Section 6.1(h) of the Purchase Agreement. All capitalized terms used in this letter which are defined in the Purchase Agreement but not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

     As counsel to the Company, we have examined such corporate documents and we have made such inquiries or investigations of such other legal and factual matters as we have deemed necessary or appropriate for purposes of this letter.

     In rendering this opinion, we have relied upon and assumed the following without independent investigation or verification of any kind:

          (a) We have assumed the authenticity of all documents and instruments submitted to us as originals, the genuineness of all signatures and the conformity to original documents and instruments of all documents and instruments submitted to us as certified, photostatic or telecopied copies.

                                      14
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          (b) We have assumed the power and authority of each corporate (other than the Company) signatory of a document or instrument to execute said document or instrument.

          (c) As to matters of fact, we have relied without independent investigation upon certificates or other written statements of public authorities and certificates or other written statements of officers and directors of the Company. The phrases "to our knowledge" or "known to us", when used herein, mean that with respect to the factual matter covered thereby, we have undertaken no independent investigation or verification of such matters, but have relied solely upon the representations and warranties of the Company contained in the Purchase Agreement (including the Disclosure Schedule annexed thereto) or have obtained certificates from officers and directors of the Company as to such factual matters, and subject to the qualifications hereinafter set forth, nothing has come to the attention of those attorneys in our office who directly participated in this engagement that (x) would give them actual knowledge or actual notice that such representation or warranty is not accurate or complete, or (y) any information set forth in any of the foregoing documents, certificates and information on which they have relied is not accurate or complete.

          (d) We have assumed that any certificate of a public authority on which we have relied that was given or dated earlier than the date of this opinion continues to remain accurate, insofar as relevant to such opinion, from such earlier date through and including the date of this opinion.

          (e) We have assumed the consummation of the transactions contemplated at the Closing and the receipt of the proceeds thereof.

          (f) We have assumed the due authorization, execution and delivery by you of the Purchase Agreement and the Registration Rights Agreement (collectively, the "Transaction Documents"), and that the Transaction Documents are legal, valid and binding obligations of yours enforceable against you in accordance with their terms. We also have assumed that your representations and warranties in the Purchase Agreement are true and correct.

     In addition, we wish to advise you that:

          (g) As members of the Bar of the State of Missouri, we do not purport to be experts in the laws of any jurisdictions other than the Federal laws of the United States and the laws of the State of Missouri. For purposes of the opinions set forth in this letter, we have assumed that the General Corporation Law of the State of Nevada, the jurisdiction in which the Company is incorporated, is similar to the General and Business Corporation Law of Missouri. No opinion is expressed with respect to the laws, rules or regulations of any other jurisdiction, whether U.S. or foreign.

          (h) The enforceability of any agreement referred to in this letter is limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application relating to or affecting creditors' rights and the application of equitable principles relating to the availability of remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), and rights to indemnity and
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contribution may be limited by federal or state securities laws and the public policy underlying such laws.

          (i) We note that the provisions of Sections 2.3, 2.4 and 10.4 of the Purchase Agreement and Section 2.6 of the Registration Rights Agreement may be construed as provisions for liquidated damages and subject to enforceability under laws relating thereto. We also note the Nevada Revised Statutes contain certain restrictions relating to redemption of stock.

          (j) In rendering our opinion set forth in number paragraph 4 below, we have not conducted any special review of statutes, rules or regulations and our opinion with respect thereto is limited to such Missouri, Nevada corporate and United States laws as in our experience are normally applicable to transactions of the type contemplated by the Transaction Documents.

          (k) In rendering our opinion set forth in number paragraph 7 below, we have relied upon your representations and warranties in Section 5.1 of the Purchase Agreement and have assumed that the Company and any person acting on its behalf have complied and will comply with the provisions relating to the manner of sale contained in Rule 502(c) as promulgated under the Securities Act with respect to the offer, sale and issuance of the Common Stock that the offer, sale and issuance of the Common Stock will not be integrated with any other offer, sale or issuance of the Company's securities.

          (l) We express no opinion with respect to environmental, health, safety or similar laws or as to any compliance by any person therewith.

          (m) All references set forth below in this opinion to any "contracts", ___ "agreements", "instruments", "documents", "licenses", "certificates", "permits" or "authorizations" refer only to such items to the extent that they are: (i) in English; and (ii) governed by U.S. law.

          (n) All references set forth below in this opinion to "orders", "judgments", "consents", "approvals" or "decrees" refer only to such items if issued pursuant to U.S. law.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated, is validly existing and is in good standing as a corporation under the laws of the State of Nevada, and has the requisite corporate power and authority to own its properties and conduct its business as described in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     2. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents. The Transaction Documents have been duly authorized by all requisite corporate action on the part of the Company and no further consent or authorization of the Company or its Board of Directors or stockholders is required. Each of the Transaction Documents has been duly executed and delivered by the Company, and constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.
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     3.         The Common Stock, when issued against payment of the purchase price specified in the Purchase Agreement, will be validly issued.

     4. The Company has obtained all consents, approvals, authorizations and orders of governmental entities required for the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby.

     5. The execution, delivery and performance of the Transaction Documents by the Company will not result in a breach or violation of any terms and provisions of, or constitute a default under, (i) the articles of incorporation or bylaws of the Company, (ii) any agreement or document filed with the SEC Reports, or (iii) any Nevada corporate, Missouri or federal law or regulation.

     6. To our knowledge, there is no litigation, proceeding or governmental investigation pending or overtly threatened against the Company or any Subsidiary that relates to any of the transactions contemplated by the Transaction Documents.

     7. The offer, sale and issuance of the Common Stock in accordance the terms of the Purchase Agreement is exempt from the registration requirements of the Securities Act pursuant to Regulation D thereof.

     8. The Common Stock, when issued upon payment of the purchase price specified in the Purchase Agreement, as the case may be, will be validly issued and outstanding, fully paid and nonassessable.

     9. We have been advised by the Company that a member of the staff of the Division of Corporation Finance of the SEC that has informed the Company that the Registration Statement has been declared effective by the Securities and Exchange Commission (the "SEC") and, to our knowledge, no stop-order suspending the effectiveness of the Registration Statement has been issued by the SEC.

     In addition, we have participated in the preparation of the Registration Statement, and, although we have not independently verified and are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, on the basis of the foregoing and relying as to materiality upon the representations of executive officers of the Company after conferring with such executive officers, except as to the Excluded Matters (as hereinafter defined), nothing has come to our attention which would lead us to believe that the Registration Statement, as of the date it became effective under the Securities Act contained, or on the date hereof contains, any untrue statement of a material fact or omitted, or on the date hereof omits, to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As used herein, "Excluded Matters" means (i) information under the caption "Plan of Distribution" and (ii) information under the caption "Selling Shareholders" relating to you.
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     The opinions expressed herein are limited solely to those items set forth above, and we specifically do not render any opinions pertaining to any matter not expressly stated herein. The information and opinions set forth in this letter are as of this date, and we disclaim any undertaking to advise you of changes that thereafter may be brought to our attention.

     This letter is provided to you solely for your benefit in connection with the Purchase Agreement. This letter may not be provided to, circulated, used, quoted to or relied upon by any other person without our prior written consent.



                                                     /s/ Armstrong Teasdale LLP

                                                     Armstrong Teasdale LLP